[LOGO OF ERNST & YOUNG]	Ernst & Young LLP	Phone: (213) 977-3200
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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Financial Highlights” and “Other Information” in Post-Effective Amendment No. 22 under the Securities Act of 1933 and Amendment No. 21 under the Investment Company Act of 1940 in the Registration Statement (Form N-1A No. 33-90888 and 811-9010) and related Prospectus and Statement of Additional Information of Transamerica Investors Inc. and to the incorporation by reference therein of our report dated February 13, 2004, with respect to the financial statements and financial highlights of Transamerica Premier Funds included in the Annual Report for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Los Angeles, California

April 29, 2004

A Member Practice of Ernst & Young Global